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                                                                    EXHIBIT 99.1


NEWS                                                                  [AIG LOGO]





Contact:  Charlene Hamrah (Investment Community)
          (212) 770-7074

          Joe Norton (News Media)
          (212) 770-3144


                 AIGFP RECEIVES JUSTICE DEPARTMENT NOTIFICATION


     NEW YORK, September 29, 2004 -- American International Group, Inc. (AIG) announced that its subsidiary AIG Financial Products Corp. (AIGFP) has been informed by the U. S. Department of Justice that it is a target of an investigation involving possible violations of the federal securities laws. AIG believes that this notification relates to substantially the same matter described in its announcement last week that the Securities and Exchange Commission Staff is considering recommending that the Commission bring a civil action alleging violations of the federal securities laws.

     AIG believes that any action by either the SEC or Justice Department would be unwarranted. AIG intends to cooperate with this investigation.

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         American International Group, Inc. (AIG) is the world's leading international insurance and financial services organization, with operations in more than 130 countries and jurisdictions. AIG member companies serve commercial, institutional and individual customers through the most extensive worldwide property-casualty and life insurance networks of any insurer. In the United States, AIG companies are the largest underwriters of commercial and industrial insurance and AIG American General is a top-ranked life insurer. AIG's global businesses also include retirement services, financial services and asset management. AIG's financial services businesses include aircraft leasing, financial products, trading and market making. AIG's growing global consumer finance business is led in the United States by American General Finance. AIG also has one of the largest U.S. retirement services businesses through AIG SunAmerica and AIG VALIC, and is a leader in asset management for the individual and institutional markets, with specialized investment management capabilities in equities, fixed income, alternative investments and real estate. AIG's common stock is listed on the New York Stock Exchange, as well as the stock exchanges in London, Paris, Switzerland and Tokyo.

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                                 AIG Companies
                       70 Pine Street, New York, NY 10270